Exhibit 99.1

U.S. Food and Drug Administration (FDA) Delays Review of Takeda’s Investigational Type 2 Diabetes Therapies, Alogliptin and Alogliptin/Pioglitazone

FDA assigns new action date of April 25, 2012 for complete review of these filings

Deerfield, Ill. and Osaka, Japan, November 18, 2011 – Takeda Pharmaceutical Company Limited (Takeda) and its wholly-owned subsidiary, Takeda Global Research & Development Center, Inc., U.S., today announced that the company received notification from the U.S. Food and Drug Administration (FDA) that its review of investigational type 2 diabetes therapy alogliptin, and thus the fixed-dose combination therapy alogliptin/pioglitazone, will be delayed. The new Prescription Drug User Fee Act (PDUFA) action date has been set for April 25, 2012. The FDA originally assigned a PDUFA action date of January 25, 2012.

“Takeda is confident in alogliptin and alogliptin/pioglitazone as potential therapeutic options for the millions of patients living with type 2 diabetes,” said David Recker, M.D., senior vice president, clinical science, Takeda Global Research & Development Center, Inc., U.S. “We will work closely with the FDA to determine the appropriate next steps, and are dedicated to continuing our efforts to bring these important therapies to market in the U.S.”

Alogliptin is a highly potent and highly selective dipeptidyl peptidase IV inhibitor (DPP-4i) under investigation in the U.S. for the treatment of type 2 diabetes as an adjunct to diet and exercise. Discovered by Takeda San Diego, Inc., alogliptin is designed to slow the inactivation of incretin hormones GLP-1 (glucagon-like peptide-1) and GIP (glucose-dependent insulinotropic peptide), which play roles in regulating blood glucose levels. Alogliptin/pioglitazone combines alogliptin with pioglitazone, two complementary agents with distinct mechanisms of action, and if approved, will be the first type 2 diabetes treatment option in the U.S. to include both a DPP-4 inhibitor and a thiazolidinedione (TZD) in a single tablet. Pioglitazone was approved in 1999 for the treatment of type 2 diabetes as an adjunct to diet and exercise.

There is no change in Takeda’s fiscal 2011 financial outlook, which was announced on November 4, 2011, because of this delay.

About Type 2 Diabetes

Type 2 diabetes is the most common form of diabetes and has reached epidemic proportions globally. More than 23 million Americans currently live with type 2 diabetes, and at least seven million are unaware that they have the disease. Type 2 diabetes is a progressive and chronic condition and patients should work with a health care professional to manage and monitor their disease. In addition to diet and exercise, patients often need to take medication in order to help manage glucose control. The global health care expenditures to treat diabetes and prevent its complications were estimated at $376 billion in 2010. By 2030, this number is projected to exceed $490 billion.

About alogliptin and alogliptin/pioglitazone

Alogliptin is a DPP-4i being investigated in the U.S., as an adjunct to diet and exercise, for the treatment of type 2 diabetes. DPP-4 inhibitors address insulin deficiency by slowing the inactivation of incretin hormones GLP-1 (glucagon-like peptide-1) and GIP (glucose-dependent insulinotropic peptide). As a result, an increased amount of active incretins enables the pancreas to secrete insulin in a glucose dependent manner, thereby assisting in the management of blood glucose levels. An NDA for alogliptin was approved in April 2010 by the Japanese Ministry of Health, Labour, and Welfare for the treatment of type 2 diabetes, and the therapy is currently available under the brand name NESINA® in this market.

Alogliptin/pioglitazone is a fixed-dose combination therapy in development for the treatment of type 2 diabetes, which combines alogliptin and pioglitazone in a single tablet. Pioglitazone is a TZD that directly targets insulin resistance, a condition in which the body does not efficiently use the insulin it produces to control blood glucose levels, and is approved in adults for the treatment of type 2 diabetes as an adjunct to diet and exercise. An NDA for the alogliptin/pioglitazone fixed-dose combination was approved in July 2011 by the Japanese Ministry of Health, Labour and Welfare for the treatment of type 2 diabetes, and the therapy is currently available under the brand name LIOVEL® in this market.

Takeda Pharmaceuticals North America, Inc. and Takeda Global Research & Development

Center, Inc.

Based in Deerfield, Ill., Takeda Pharmaceuticals North America, Inc. and Takeda Global Research & Development Center, Inc. are subsidiaries of Takeda Pharmaceutical Company Limited, the largest pharmaceutical company in Japan. The respective companies currently market oral diabetes, insomnia, rheumatology, and gastroenterology and cardiovascular treatments and seek to bring innovative products to patients through a pipeline that includes compounds in development for metabolic and cardiovascular disease, gastroenterology, neurology and other conditions. To learn more about these Takeda companies, visit www.tpna.com.

About Takeda Pharmaceutical Company Limited

Located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to strive towards better health for patients worldwide through leading innovation in medicine. Additional information about Takeda is available through its corporate website, www.takeda.com

Contacts:

Takeda Pharmaceuticals North America, Inc.

Elissa J. Johnsen

+1-224-554-3185

elissa.johnsen@takeda.com

Takeda Global Research & Development Center, Inc., U.S.

Josephine Zammuto

+1-224-554-2795

josephine.zammuto@takeda.com

Takeda Pharmaceutical Company Limited

Corporate Communications Dept.

+81-3-3278-2037